EXHIBIT NO. 99(a)

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2002

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2002

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Capitol City Bancshares, Inc. and Subsidiaries
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
March 7, 2003

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

	2002	2001

Assets

Cash and due from banks	$3,195,237	$2,629,401
Interest-bearing deposits in banks	79,080	70,018
Federal funds sold	1,832,000	2,953,000
Securities available-for-sale	34,396,202	26,134,477
Restricted equity securities	117,500	117,500

Loans	66,327,920	50,133,967
Less allowance for loan losses	1,058,518	769,758

Loans, net	65,269,402	49,364,209

Premises and equipment	4,274,979	3,171,291
Other assets	942,618	863,892

Total assets	$110,107,018	$85,303,788

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$22,513,997	$24,593,395
Interest-bearing	75,117,733	51,495,639

Total deposits	97,631,730	76,089,034
Notes payable	250,500	183,500
Securities sold under repurchase agreements	1,500,000	—
Other liabilities	874,061	723,537

Total liabilities	100,256,291	76,996,071

Commitments and contingencies

Stockholders’ equity
Common stock, par value $6; 5,000,000 shares authorized, 532,088 issued and outstanding	3,192,528	3,192,528
Capital surplus	2,128,352	2,128,352
Retained earnings	3,857,902	2,882,489
Accumulated other comprehensive income	671,945	104,348

Total stockholders’ equity	9,850,727	8,307,717

Total liabilities and stockholders’ equity	$110,107,018	$85,303,788

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Interest income
Loans, including fees	$5,012,777	$4,798,953
Taxable securities	861,152	711,057
Nontaxable securities	493,353	466,997
Federal funds sold	43,890	95,566

Total interest income	6,411,172	6,072,573

Interest expense
Deposits	2,046,371	2,310,599
Other borrowings	18,560	13,267

Total interest expense	2,064,931	2,323,866

Net interest income	4,346,241	3,748,707
Provision for loan losses	315,000	280,000

Net interest income after provision for loan losses	4,031,241	3,468,707

Other income
Service charges on deposit accounts	1,735,281	1,565,630
Other fees and commissions	27,961	35,614
Net realized gains on sale of securities	—	7,370
Other operating income	177,022	94,329

Total other income	1,940,264	1,702,943

Other expenses
Salaries and employee benefits	2,172,617	1,891,341
Loss on sale of premises and equipment	90,136	—
Occupancy and equipment expenses	533,197	521,806
Other operating expenses	1,742,294	1,565,145

Total other expenses	4,538,244	3,978,292

Income before income taxes	1,433,261	1,193,358

Income tax expense	393,997	308,068

Net income	$1,039,264	$885,290

Basic earnings per share	$1.95	$1.66

Diluted earnings per share	$1.87	$1.63

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Net income	$1,039,264	$885,290

Other comprehensive income:

Unrealized gains on securities available-for-sale:

Unrealized holding gains arising during period, net of tax of $292,398 and $135,378, respectively	567,597	262,792

Reclassification adjustment for gains realized in net income, net of tax of $- and $2,506, respectively	—	(4,864)

Other comprehensive income	567,597	257,928

Comprehensive income	$1,606,861	$1,143,218

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001

			Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

	Common Stock

	Shares	Par Value

Balance, December 31, 2000	532,088	$3,192,528	$2,128,352	$2,050,408	$(153,580)	$7,217,708
Net income	—	—	—	885,290	—	885,290
Dividends declared, $.10 per share	—	—	—	(53,209)	—	(53,209)
Other comprehensive income	—	—	—	—	257,928	257,928

Balance, December 31, 2001	532,088	3,192,528	2,128,352	2,882,489	104,348	8,307,717
Net income	—	—	—	1,039,264	—	1,039,264
Dividends declared, $.12 per share	—	—	—	(63,851)	—	(63,851)
Other comprehensive income	—	—	—	—	567,597	567,597

Balance, December 31, 2002	532,088	$3,192,528	$2,128,352	$3,857,902	$671,945	$9,850,727

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

OPERATING ACTIVITIES
Net income	$1,039,264	$885,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	268,061	249,163
Provision for loan losses	315,000	280,000
Deferred taxes	(108,999)	(42,808)
Loss on sale of premises and equipment	90,136	—
Net realized gains on sale of securities	—	(7,370)
Increase in interest receivable	(102,343)	(23,941)
Increase in interest payable	116,813	149,517
Net other operating activities	(126,071)	(80,153)

Net cash provided by operating activities	1,491,861	1,409,698

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(13,018,027)	(11,179,127)
Proceeds from sales of securities available-for-sale	—	1,490,000
Proceeds from maturities of securities available-for-sale	5,616,297	4,879,807
Purchases of restricted equity securities	—	(31,500)
Net (increase) decrease in federal funds sold	1,121,000	(1,264,000)
Net increase in loans	(16,220,193)	(6,575,103)
Net increase in interest bearing deposits in banks	(9,062)	(65,003)
Purchase of premises and equipment	(1,476,885)	(967,422)
Proceeds from sale of premises and equipment	15,000	10,000

Net cash used in investing activities	(23,971,870)	(13,702,348)

FINANCING ACTIVITIES
Net increase in deposits	21,542,696	11,892,977
Net increase in securities sold under repurchase agreement	1,500,000	—
Payment of dividends	(63,851)	(53,209)
Repayment of note payable	(183,500)	(183,500)
Proceeds from note payable	250,500	183,500

Net cash provided by financing activities	23,045,845	11,839,768

Net increase (decrease) in cash and due from banks	565,836	(452,882)

Cash and due from banks at beginning of year	2,629,401	3,082,283

Cash and due from banks at end of year	$3,195,237	$2,629,401

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$1,948,118	$2,174,349
Income taxes	628,130	453,201

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with one branch located in Atlanta, one located at Hartsfield International Airport, one branch located in Stone Mountain, and one branch located in Albany, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, and Dougherty County . In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States. The mortgage company is located in their Stone Mountain branch and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits in banks, federal funds sold, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $569,000 at December 31, 2002.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities carry a fixed rate and are noncallable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees, and the allowance for loan losses. Interest income is accrued based on the unpaid balance.

Loan origination fees and direct costs of most loans are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Interest income is subsequently recognized only to the extent cash payments are received, until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	3-10 years

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock Compensation Plan

At December 31, 2002, the Company has a stock-based compensation plan, which is described more fully in Note 7. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plan (Continued)

	Years Ended December 31,

	2002	2001

Net income, as reported	$1,039,264	$885,290
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(11,265)	—

Pro forma net income	$1,027,999	$885,290

Earnings per share:
Basic - as reported	$1.95	$1.66

Basic - pro forma	$1.93	$1.66

Diluted - as reported	$1.87	$1.63

Diluted - pro forma	$1.85	$1.63

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Accounting Standards

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.       SECURITIES

The amortized cost and fair value of securities available-for-sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2002:
U. S. Government and agency securities	$700,000	$27,125	$—	$727,125
State and municipal securities	13,335,369	524,973	(3,155)	13,857,187
Mortgage-backed securities	15,551,658	270,950	(4,368)	15,818,240
Corporate bonds	3,141,077	202,573	—	3,343,650
Trust preferred securities	650,000	—	—	650,000

	$33,378,104	$1,025,621	$(7,523)	$34,396,202

December 31, 2001:
U. S. Government and agency securities	$700,000	$28,441	$—	$728,441
State and municipal securities	12,277,506	96,965	(116,998)	12,257,473
Mortgage-backed securities	9,385,836	144,650	(10,331)	9,520,155
Corporate bonds	3,613,032	22,942	(7,566)	3,628,408

	$25,976,374	$292,998	$(134,895)	$26,134,477

Gross gains and losses on sales of securities available-for-sale consisted of the following:

	Years Ended December 31,

	2002	2001

Gross gains	$—	$13,932
Gross losses	—	(6,562)

Net realized gains	$—	$7,370

Securities with an approximate carrying value of $14,459,000 and $9,267,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized Cost	Fair Value

Due in one year or less	$1,278,143	$1,309,570
Due from one to five years	7,260,760	7,628,937
Due from five to ten years	6,251,163	6,546,986
Due after ten years	3,036,380	3,092,469
Mortgage-backed securities	15,551,658	15,818,240

	$33,378,104	$34,396,202

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.       LOANS

The composition of loans is summarized as follows:

	December 31,

	2002	2001

Commercial	$18,291,000	$15,409,000
Real estate - construction	2,710,000	2,421,000
Real estate - mortgage	38,285,000	26,751,000
Consumer	6,389,000	5,582,000
Other	908,874	141,593

	66,583,874	50,304,593
Unearned income	(1,904)	(4,371)
Net deferred loan fees	(254,050)	(166,255)
Allowance for loan losses	(1,058,518)	(769,758)

Loans, net	$65,269,402	$49,364,209

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2002	2001

Balance, beginning of year	$769,758	$678,530
Provision for loan losses	315,000	280,000
Loans charged off	(199,324)	(414,645)
Recoveries of loans previously charged off	173,084	225,873

Balance, end of year	$1,058,518	$769,758

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended December 31,

	2002	2001

Impaired loans without a valuation allowance	$401,495	$100,394
Impaired loans with a valuation allowance	704,282	948,126

Total impaired loans	$1,105,777	$1,048,520

Valuation allowance related to impaired loans	$35,214	$50,516

Average investment in impaired loans	$981,760	$583,762

Interest income recognized on impaired loans	$34,107	$18,234

Nonaccrual loans	$1,105,777	$1,048,520

Loans past due ninety days or more and still accruing	$219,000	$20,000

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

Balance, beginning of year	$3,776,832
Advances	1,352,682
Repayments	(1,316,957)

Balance, end of year	$3,812,557

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.       PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Land	$617,713	$400,000
Buildings	3,259,726	1,735,277
Equipment	1,670,203	1,391,446
Construction in process (estimated completion cost at December 31, 2002 of $8,000)	1,812	655,465

	5,549,454	4,182,188
Accumulated depreciation	(1,274,475)	(1,010,897)

	$4,274,979	$3,171,291

Leases

The Company has entered into an operating sublease agreement for the rental of a branch banking facility at William B. Hartsfield Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year).

Total rental expense for the years ended December 31, 2002 and 2001 was $20,211 and $20,310, respectively.

Commitments

The Company has committed to purchase land and a building in Savannah, Georgia to open a new branch. The remaining cost of the land is $608,957 which was subsequently disbursed in January 2003.

NOTE 5.       DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $27,060,985 and $21,344,755, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$40,423,874
2004	2,113,830
2005	2,584,612
2006	1,675,629
2007	3,506,684

$50,304,629

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.       NOTES PAYABLE

The notes payable consist of the following

	December 31,

	2002	2001

Note payable to bank, interest due quarterly at prime, or 4.75% at December 31, 2001, unsecured, matured May 21, 2002.	$—	$183,500
Note payable to bank, interest due quarterly at prime less .50%, or 3.75% at December 31, 2002, secured by 532,088 shares of Capitol City Bank & Trust common stock. Principal is due in nine annual installments beginning August 1, 2004, matures May 1, 2014.	250,500	—

	$250,500	$183,500

NOTE 7.       EMPLOYEE BENEFIT PLANS

Stock Compensation Plan

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 159,000 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

	Years Ended December 31,

	2002		2001

	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price

Under option and exercisable, beginning of year	105,000	$10.00	105,000	$10.00
Granted	5,000	15.00	—	—
Exercised	—		—	—

Under option and exercisable, end of year	110,000	$10.23	105,000	$10.00

Weighted-average fair value of options granted during the year		$3.63		$—

Information pertaining to options outstanding at December 31, 2002 is as follows:

	Options Outstanding and Exercisable

Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price

$10.00	105,000	6.5 years	$10.00
$15.00	5,000	9.7 years	$15.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.       EMPLOYEE BENEFIT PLANS (Continued)

Stock Compensation Plan (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2002

Dividend yield	.80%
Expected life	10 years
Expected volatility	.01%
Risk-free interest rate	3.88%

401(k) Profit-Sharing Plan

Prior to 2002, the Company had a contributory 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. In January of 2002, the Company converted to a Safe Harbor 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plans charged to expense for the years ended December 31, 2002 and 2001 amounted to $93,180 and $82,253, respectively.

NOTE 8.       INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,

	2002	2001

Current	$502,996	$350,876
Deferred taxes	(108,999)	(42,808)

Income tax expense	$393,997	$308,068

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,

	2002	2001

Tax provision at statutory rate	$487,309	$405,741
Tax-free income	(164,628)	(151,384)
Disallowed interest expense	17,776	23,072
State income tax	32,644	23,038
Other items, net	20,896	7,601

Income tax expense	$393,997	$308,068

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.       INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Loan loss reserves	$323,886	$205,018
Preopening expense amortization	2,344	4,791

	326,230	209,809

Deferred tax liabilities:
Depreciation	91,280	64,439
Accrual to cash method of accounting for tax purposes	38,839	58,258
Securities available-for-sale	346,153	53,756

	476,272	176,453

Net deferred tax assets (liabilities)	$(150,042)	$33,356

NOTE 9.        EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,

	2002	2001

Net income	$1,039,264	$885,290

Weighted average number of common shares outstanding	532,088	532,088
Effect of dilutive options	23,625	9,727

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	555,713	541,815

NOTE 10.     COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.     COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Standby letters of credit	$1,307,000	$73,000
Commitments to extend credit	6,285,000	3,591,000

	$7,592,000	$3,664,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

NOTE 11.     CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Sixty-two percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Included in loans secured by real estate are loans to churches in the Company’s market area which make up 28% of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in market conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital as defined, which amounted to approximately $2,187,500 at December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.     REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, approximately $519,000 of retained earnings were available for dividend declaration without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
As of December 31, 2002:
Total Capital to Risk Weighted Assets	$10,428	10.93%	$7,633	8%	$9,541	10%
Tier I Capital to Risk Weighted Assets	$9,369	9.82%	$3,817	4%	$5,725	6%
Tier I Capital to Average Assets	$9,369	8.80%	$4,261	4%	$5,326	5%

As of December 31, 2001:
Total Capital to Risk Weighted Assets	$9,160	12.70%	$5,770	8%	$7,213	10%
Tier I Capital to Risk Weighted Assets	$8,390	11.63%	$2,885	4%	$4,328	6%
Tier I Capital to Average Assets	$8,390	10.14%	$3,309	4%	$4,136	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.      FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and federal funds sold approximate fair value.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair value.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Notes Payable: The carrying amount of the notes payable approximate their fair value.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments: Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.     FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values and related carrying amounts of the Company’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$5,106,317	$5,106,317	$5,652,419	$5,652,419
Securities	34,513,702	34,513,702	26,251,977	26,251,977
Loans	65,269,402	67,945,994	49,364,209	52,239,739
Accrued interest receivable	786,603	786,603	684,260	684,260

Financial liabilities:
Deposits	97,631,730	98,571,355	76,089,034	77,144,041
Securities sold under repurchase agreements	1,500,000	1,500,000	—	—
Note payable	250,500	250,500	183,500	183,500
Accrued interest payable	719,317	719,317	602,504	602,504

NOTE 14.     SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,

	2002	2001

Security	$192,482	$162,087
Courier	112,959	133,293
Correspondent bank processing fees	121,451	108,040
Computer expenses	375,139	261,165
Other operating losses	110,442	165,697
Office supplies	103,597	66,901
Postage expense	82,868	66,629

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.     PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2002 and 2001:

CONDENSED BALANCE SHEETS

	2002	2001

Assets
Cash	$23,326	$3,009
Investment in subsidiaries	10,066,855	8,494,823
Other assets	11,046	1,246

Total assets	$10,101,227	$8,499,078

Other liabilities	$—	$7,861
Notes payable	250,500	183,500
Stockholders’ equity	9,850,727	8,307,717

Total liabilities and stockholders’ equity	$10,101,227	$8,499,078

CONDENSED STATEMENTS OF INCOME

	2002	2001

Income
Dividends from bank subsidiary	$127,701	$53,209

Expense
Interest expense	7,930	13,267
Other expenses	60,925	64,450

Total expenses	68,855	77,717

Income (loss) before income tax benefit and equity in undistributed income of subsidiaries	58,846	(24,508)

Income tax benefit	25,983	20,166

Income (loss) before equity in undistributed income of subsidiaries	84,829	(4,342)

Equity in undistributed income of subsidiaries	954,435	889,632

Net income	$1,039,264	$885,290

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.     PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2002	2001

Operating activities
Net income	$1,039,264	$885,290
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(954,435)	(889,632)
Net other operating activities	(17,661)	44,758

Net cash provided by operating activities	67,168	40,416

Financing activities
Repayment of note payable	(183,500)	(183,500)
Proceeds from note payable	250,500	183,500
Payment of dividends	(63,851)	(53,209)
Capitalization of Capitol City Home Loans	(50,000)	—

Net cash used in financing activities	(46,851)	(53,209)

Net increase (decrease) in cash	20,317	(12,793)

Cash at beginning of year	3,009	15,802

Cash at end of year	$23,326	$3,009